ETF FUND SERVICES AGREEMENT

between

MUTUAL FUND SERIES TRUST

and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2.	DUTIES OF UFS	2
3.	FEES	3
4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	7
6.	REPRESENTATIONS AND WARRANTIES	7
7.	CONFIDENTIALITY	8
8.	PROPRIETARY INFORMATION	9
9.	ADDITIONAL FUNDS	9
10.	ASSIGNMENT AND SUBCONTRACTING	10
11.	TERM AND TERMINATION	10
12.	MISCELLANEOUS	10

ATTACHED APPENDICES

APPENDIX I
APPENDIX II
APPENDIX III

MUTUAL FUND SERIES TRUST

ETF FUND SERVICES AGREEMENT

THIS ETF FUND SERVICES AGREEMENT (the “Agreement”) effective as of September 10, 2026, by and between MUTUAL FUND SERIES TRUST, an Ohio business trust having its principal office and place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022 (the “Trust”) and ULTIMUS FUND SOLUTIONS, LLC, an Ohio limited liability company having its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (“UFS”).

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) of exchange-traded funds in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix III attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires that UFS perform the services selected on Appendices I-III (collectively the “Services”) for the Funds and UFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and UFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix III attached hereto, hereby appoints UFS to provide the Services to the Trust as selected in Appendix III attached hereto, for the period and on the terms set forth in this Agreement. UFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix III of this Agreement. A description of all the services offered by UFS is set forth on Appendices I and II.

(b)	In connection therewith, the Trust has delivered to UFS copies of:

(i)	the Trust’s Agreement and Declaration of Trust, as amended, and Bylaws (collectively, the “Organizational Documents”);

(ii)	the Trust’s Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act (the “Registration Statement”);

(iii)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	each Fund’s listing notice from the applicable securities exchange;

(v)	the Trust’s current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”);

(vi)	each Fund’s current plan of distribution and/or shareholder servicing plan or agreement (if any) adopted by the Trust under Rule 12b-1 under the 1940 Act (the “Plan”);

(vii)	each Fund’s investment advisory agreement;

(viii)	each Fund’s underwriting agreement;

(ix)	contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent and/or index receipt agent, independent auditors, legal counsel, underwriter, lead market maker, securities exchange where the Shares will be listed, and chief compliance officer; and

(x)	procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	The Trust shall promptly furnish UFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to UFS a copy of the resolution of the Board of Trustees of the Trust (the “Board”) appointing UFS and authorizing the execution and delivery of this Agreement.

2.	DUTIES OF UFS

UFS’s duties with respect to Fund Accounting and Fund Administration services are detailed in Appendices I and II to this Agreement.

(a)	In order for UFS to perform the Services, the Trust (i) shall cause all service providers to the Funds of the Trust to furnish any and all information to UFS, and assist UFS as may be required and (ii) shall ensure that UFS has access to all records and documents maintained by the Trust or any service provider to the Trust or a Fund of the Trust.

(b)	UFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, UFS determines, on the basis of information supplied to UFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, UFS shall promptly notify the Trust President and legal counsel of such violation.

3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by UFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay UFS the fees set forth in Appendix III attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date UFS begins providing services to a Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. UFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. UFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse UFS for all reasonable reimbursable expenses or advances incurred by UFS to perform the Services or otherwise incurred by UFS at the request or with the consent of the Trust. For reports, analyses and services requested in writing by the Trust and provided by UFS, not in the ordinary course, UFS shall charge hourly fees specified in Appendix III attached hereto.

(c)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within thirty (30) days of receipt of an invoice provided by UFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(d)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by UFS shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved. UFS agrees to maintain a backup set of Records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. UFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. UFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

(e)	De-Conversion Fees. Upon termination of this Agreement, UFS will charge a “De-Conversion” fee to compensate UFS for providing to the Fund’s new service providers, all material records, history and data maintained by UFS under this Agreement. The amount of the De-Conversion fees are specified in Appendix III attached hereto. In addition, UFS reserves the right to impose reasonable charges for reimbursable expenses associated with the De-Conversion, as specified and with the applicable limits set forth in Section 12(d) of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of UFS. The Trust shall, on behalf of each applicable Fund, indemnify and hold UFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement. The Trust shall hold UFS harmless and UFS shall not be liable for and shall be entitled to reasonably rely upon and reasonably act upon information, advice, records, reports and requests generated by the Funds, the Fund’s legal counsel and the Fund’s independent accountants. UFS shall be without liability for any action reasonably taken or omitted pursuant to this Agreement.

(b)	Indemnification of the Trust. UFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to UFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by UFS contained in this Agreement or which arise out of UFS’s lack of good faith, gross negligence, willful misconduct or reckless disregard of its duties with respect to UFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that UFS may be liable pursuant to Sections 4(a) and 4(b) above, the Trust shall hold UFS harmless and UFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, its officers, independent auditors or counsel to the Trust;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties’ standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and UFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by UFS to have been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by UFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to UFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by UFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to UFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by UFS to be genuine and to have been given by the proper person or persons. UFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

UFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which UFS reasonably believes in good faith to be genuine.

At any time, UFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by UFS under this Agreement, and UFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. UFS agrees to consult first with a Fund’s adviser before engaging in any non-routine legal consultation that may result in additional legal costs to the Fund.

(d)	Errors of Others. UFS shall not be liable for the errors of other service providers to the Trust, including, without limitation, the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by UFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any UFS action or inaction is a direct cause of the error.

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to UFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event UFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by UFS and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	UFS represents that it maintains a written information security program that incorporates reasonable and appropriate administrative, technical, and physical safeguards designed to protect against unauthorized access to, or use of, the Trust’s and each Fund’s confidential information and data in UFS’s possession or control (“Information Security Program”). UFS shall review and, as appropriate, update its Information Security Program no less frequently than annually.

In the event of a confirmed cyber security incident that is directly caused by UFS’s gross negligence or willful misconduct in the maintenance or implementation of its Information Security Program, UFS shall indemnify and hold harmless the Trust and each applicable Fund from and against direct, documented, out-of-pocket losses actually incurred by the Trust or such Fund that are directly and proximately caused by such incident, subject to the following limitations and conditions:

(i)	UFS’s aggregate liability under this Section 4(g) with respect to any single cyber security incident, or series of related incidents, shall not exceed an amount equal to the fees paid by the Trust to UFS in the twelve (12) months immediately preceding the incident giving rise to the claim;

(ii)	UFS shall have no obligation to indemnify the Trust or any Fund for any losses arising from or related to: (A) a cyber security incident caused or contributed to by the acts or omissions of the Trust, any Fund, or any third party not under UFS’s direct control; (B) the Trust’s or any Fund’s failure to implement reasonable security measures with respect to systems, networks, or data under the Trust’s or Fund’s control; (C) any third-party vendor, service provider, or system not selected, managed, or controlled by UFS; or (D) any indirect, consequential, special, punitive, or exemplary damages, lost profits, or reputational harm, regardless of whether UFS has been advised of the possibility of such damages;

(iii)	The Trust or applicable Fund shall promptly notify UFS in writing upon becoming aware of any actual or suspected cyber security incident that may give rise to a claim under this Section 4(g), and shall cooperate fully with UFS in the investigation and remediation of such incident. Failure to provide timely notice shall relieve UFS of its indemnification obligations to the extent UFS is materially prejudiced by such failure;

(iv)	UFS shall have the right, at its election, to control the defense and remediation of any claim arising under this Section 4(g), including the selection of counsel, subject to the Trust’s right to participate with counsel of its own choosing at its own expense. The Trust and each Fund shall not settle any claim for which indemnification is sought hereunder without UFS’s prior written consent, which shall not be unreasonably withheld; and

(v)	The indemnification obligations of UFS under this Section 4(g) shall be in lieu of, and not in addition to, any other indemnification obligation of UFS with respect to a cyber security incident under this Agreement and shall constitute the sole and exclusive remedy of the Trust and each Fund against UFS with respect to any cyber security incident.

(h)	Notwithstanding any other provision of this Agreement, UFS’s maximum liability to the Trust or any applicable Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund (as applicable). IN NO EVENT SHALL UFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR UFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and UFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which UFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Agreement and the Organizational Documents of the Trust. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Organizational Documents. A copy of the Trust’s Agreement and Declaration of Trust, as amended, is on file with the Secretary of State of Ohio.

6.	EXPENSES ASSUMED BY THE TRUST

Except as otherwise specifically stated in this Agreement, UFS shall pay all expenses incurred by it in performing the Services under this Agreement. Each Fund of the Trust will bear reimbursable expenses incurred by UFS under this Agreement and all other expenses incurred in the operation of the Fund (other than those borne by the investment adviser to the Fund) including, but not limited to:

(a)	taxes;

(b)	interest;

(c)	brokerage fees and commissions, if any;

(d)	stock exchange fees, including any setup and maintenance fees charged by a lead market maker or designated market maker assigned to a Fund;

(e)	fees for trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of the investment adviser or UFS;

(f)	SEC fees (including EDGAR filing fees);

(g)	state blue sky registration or qualification fees;

(h)	advisory fees;

(i)	charges of custodians;

(j)	transfer and dividend disbursing agents’ fees;

(k)	insurance premiums;

(l)	outside auditing and legal expenses;

(m)	costs of maintaining trust existence;

(n)	costs attributable to shareholder services, including without limitation telephone and personnel expenses;

(o)	costs of preparing and printing prospectuses for regulatory purposes;

(p)	costs of shareholders’ reports, Trust meetings and related expenses;

(q)	Trust legal fees; and

(r)	any extraordinary expenses.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of UFS. UFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Ohio;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to UFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the State of Ohio;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an open-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act, is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

(vi)	Each Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8.	CONFIDENTIALITY

UFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that UFS shall:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	maintain appropriate cybersecurity and other information security standards and provide prompt notification to the Trust in the event of any data / information breach pertaining to the Funds, such notice not to exceed seventy-two (72) hours from the time of UFS’s discovery;

(d)	release such information as required by law upon reasonable notice to the Trust, or as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where UFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the Adviser(s); and

(e)	provide information to each Fund’s accountants and legal counsel as is contemplated by Section 13 of this Agreement.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), UFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with UFS and provided that any such information disclosed to an affiliate of UFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format).

9.	PROPRIETARY INFORMATION

(a)	Proprietary Information of UFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by UFS on databases under the control and ownership of UFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “UFS Proprietary Information”) of substantial value to UFS or the third party. The Trust agrees to treat all UFS Proprietary Information as proprietary to UFS and further agrees that it shall not divulge any UFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. UFS acknowledges that the Shareholder list and all information related to shareholders purchasing or redeeming in-kind furnished to UFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Trust portfolios, arrangements with brokerage firms and Authorized Participants (as defined in the Funds’ Prospectus and Statement of Additional Information), compensation paid to or by the Trust, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall UFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. UFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section 9 shall survive any earlier termination of this Agreement.

10.	ADDITIONAL FUNDS

In the event that the Trust establishes one or more series of Shares (i.e. Funds) after the effectiveness of this Agreement, such series shall become Funds under this Agreement with necessary changes made to Appendix III; however, either UFS or the Trust may elect not to make any such series subject to this Agreement.

11.	ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of UFS. With pre-approval by the Trust (and advance notice to the adviser of each fund) UFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of UFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve UFS of its responsibilities hereunder. UFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

12.	EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. Solely for purposes of this Section 12, “Effective Date” shall mean the date first above written.

(b)	Term. This Agreement shall remain in effect for a period of three (3) years from the Effective Date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)	Termination. This Agreement can be terminated at any time after nine (9) months from the Effective Date upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement, UFS shall have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due from such Fund(s) under this Agreement shall become due and payable to UFS within standard payment cycles, including any unpaid fees earned through the date of termination of this Agreement. In the event of termination, UFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then non-breaching parties shall have the right to terminate this Agreement immediately and to submit any claim(s) such parties may have to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate and/or reorganize such Fund(s).

(d)	Reimbursement of UFS’s Expenses. If this Agreement is terminated with respect to a Fund or Funds, UFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of UFS’s cash disbursements for services in connection with UFS’s activities in effecting such termination, including without limitation, the expenses associated with the de-conversion of the Trust’s records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, UFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13.	LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a)	UFS shall act as liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. UFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

(b)	UFS shall act as liaison with each Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

14.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God. UFS represents that it will continue to maintain a business continuity / disaster recovery program that seeks to avoid and/or mitigate the impact of unexpected power or equipment outages, and that such program will continue to be subjected to independent testing by an unaffiliated firm at least annually.

(g)	Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator’s award is not required to include factual findings or legal reasoning; and (v) a party’s right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

●	The class certification is denied;

●	The class is decertified; or

●	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Trust:	To UFS:

Jerry Szilagyi
Chairman
c/o MFund Services LLC
36 North New York Avenue
Huntington, NY 11743
631-629-4907
jerrys@catalystmutualfunds.com

With a copy to:

JoAnn M. Strasser, Esq.
Thompson Hine LLP
41 South High Street, Suite 1700
Columbus, OH 43215
JoAnn.Strasser@ThompsonHine.com	Ultimus Fund Solutions, LLC Attn: General Counsel 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246 legal@ultimusfundsolutions.com

(j)	Safekeeping. UFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by UFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

MUTUAL FUND SERIES TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Michael Schoonover	By:	/s/ Gary Tenkman
	Michael Schoonover		Gary Tenkman
	President		Chief Executive Officer

APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, UFS shall provide the following services timely and in a manner consistent with financial industry and market standards applicable to ETFs, subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, exemptive orders and resolutions and policies established by the Trust’s Board:

1)	Timely calculate the net asset value per share with the frequency prescribed in each Fund’s then-current Prospectus, transmit the Fund’s net asset value to the Fund’s listing exchange and Authorized Participants by the times agreed upon by UFS and the Trust, and communicate such net asset value to the Trust and its transfer agent and/or index receipt agent;

2)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the “Code”);

3)	Prepare and maintain on behalf of the Trust, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of UFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and UFS. Without limiting the generality of the foregoing, UFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a.	Cash receipts journal

b.	Cash disbursements journal

c.	Dividend record

d.	Purchase and sales - portfolio securities journals

e.	Subscription and redemption journals

f.	Security ledgers

g.	Broker ledger

h.	General ledger

i.	Daily expense accruals

j.	Daily income accruals

k.	Securities and monies borrowed or loaned and collateral therefore

l.	Foreign currency journals

m.	Trial balances

4)	Make such adjustments over such periods as the Trust’s administrator deems necessary, and communicates to UFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

Appendix I | Page 1

6)	Provide all raw data available from its fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements;

b.	Annual form N-CEN and annual tax returns;

c.	Financial data necessary to update the Trust’s Registration Statement; and

d.	Annual proxy statement.

7)	Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from each Fund’s transfer agent and/or index receipt agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)	Periodically reconcile all appropriate data with each Fund’s custodian;

10)	Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements; and

11)	Provision of basket services in connection with ETF creation and redemption unit processing, including:

a.	receive Portfolio Listing File from investment adviser and create PCF (Portfolio Composition File) in NSCC Format;

b.	apply mandatory corporate actions to PCF;

c.	basket valuation and calculation of estimated and actual cash components;

d.	transmit PCF to each Fund and investment adviser as instructed;

e.	distribute PCF in NSCC file format to custodian for dissemination to NSCC; and

f.	calculate and communicate slippage in accordance with established procedure.

12)	Derivatives Risk Management Program Support Services

UFS may, at the election of the Trust, provide certain of the Funds with the Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load each Fund’s portfolio composition and derivatives-specific data into Confluence software;

b.	Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to each Fund’s investment adviser (“Adviser”) and the Trust’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;

c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for each Fund it advises and make other derivatives risk management calculations as

Appendix I | Page 2

required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);

d.	Provide Adviser a board reporting template; and

e.	Provide the Board access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Trust’s related Derivatives Risk Management Program.

In providing the Derivatives Risk Management Program Support Services, in each instance where UFS has committed to provide Adviser with access to VaR reports or other derivatives related information, Adviser may, with UFS’s consent, elect to have UFS deliver the same reports and information to an UFS approved third party 18f-4 service provider/designee; with the understanding that delivery of such information to such third party 18f-4 service provider/designee may incur additional fees.

Alternatively, the Trust may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to UFS derivatives data required to be reported monthly on Form N-PORT, in which case UFS’s services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

The Adviser has and retains sole responsibility for identifying derivative securities. UFS’s provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Adviser of such responsibilities, and under no circumstances will UFS share in those responsibilities except as expressly agreed upon in this Fund Accounting Addendum.

Fund Accounting Records.

Maintenance of and Access to Records. UFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of UFS shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to such books and records at all times during UFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by UFS to the Trust or the Trust’s authorized representatives. In the event the Trust designates a successor that assumes any of UFS’s obligations hereunder, UFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by UFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by UFS, UFS will notify the Trust and endeavor to secure instructions from an authorized officer of the Trust as to such inspection. UFS shall abide by the Trust’s instructions for granting or denying the inspection; provided, however, that UFS may grant the inspection without instructions from the Trust if UFS is advised to disclose the records by its legal counsel and, in all cases, UFS will provide immediate notice to the Trust of any such demands for inspection.

All reimbursable expenses will be billed as set forth on Appendix III. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by UFS as set forth in this Appendix I shall be delivered to the Trust in writing for review and approval by the Trust prior to implementation.

Appendix I | Page 3

APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, UFS shall provide the following services timely and in a manner consistent with financial industry and market standards applicable to ETFs, subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Monitor the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

2)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

3)	Prepare semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and UFS from time to time;

5)	In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and UFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust’s independent public accountants;

7)	Review the Trust’s federal, state, and local tax returns as prepared and signed by the Trust’s independent public accountants;

8)	Prepare and maintain the Trust’s operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	amendments to the Trust’s Registration Statement;

Appendix II | Page 1

b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

c.	notices pursuant to Rule 24f-2 (as applicable);

d.	proxy materials; and

e.	reports to the SEC on Forms N-CEN, N-CSR, N-PORT, and N-PX (as applicable).

10)	Coordinate the Trust’s audits and examinations by:

a.	assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body or securities exchange, in any requested review of a Fund’s accounts and records;

b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and

c.	providing office facilities as may be required.

11)	Determine, after consultation with legal counsel for the Trust and the Fund’s investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Coordinate with the Funds’ service providers to facilitate the setup of Funds on applicable securities exchanges;

14)	Monitor sales of Shares and ensure that the Shares are properly and duly listed with the applicable securities exchanges and that securities exchange listing requirements are met;

15)	Process share creations and redemptions with the Funds’ transfer agent;

16)	Maintain create/redeem records to the extent they are not otherwise maintained by other Service Providers;

17)	Arrange for vendors to provide and post each Fund’s IOPV and other information required by exemptive orders;

18)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

19)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

20)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

Appendix II | Page 2

21)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies, including ETFs;

22)	Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of UFS); and

23)	Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

24)	Provide the Fund(s), with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the SEC’s tailored shareholder reporting requirements (the “Tailored Shareholder Report Services”). Funds will be provided tailored shareholder report (“TSR”) templates to choose from. A Fund may, upon written notification to UFS, opt out of the Tailored Shareholder Report Services, in which event, UFS will extract from UFS’s systems the data required to prepare a TSR and deliver that data in an electronic format to the Fund or its designee (the “Data Extract Only Services”).

25)	At the election of the Trust, provide certain of the Funds with those services (the “SEC Names Rule Support Services”), as described below, in accordance with amended Rule 35d-1 under the Investment Company Act:

a.	manage securities- and derivatives-specific data, update security master files, and load each Fund’s portfolio data into the ICE Data Pricing & Reference Data, LLC (“ICE”) rules engine software; and

b.	deliver daily 80% basket testing results reports generated by the ICE rules engine software to each Fund’s investment adviser and the Trust’s Chief Compliance Officer.

All reimbursable expenses will be billed as set forth on Appendix III. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by UFS as set forth in this Appendix II shall be delivered to the Trust in writing for review and approval by the Trust prior to implementation.

Appendix II | Page 3